Exhibit 99.1

pimi agro receives EPA approval for its SpuDefender™ product to be used as a post-harvest sprout suppressor for stored potatoes

Beverly Hills, CA - October 26, 2010 - Pimi Agro CleanTech, Inc. (OTCBB: PIMZ), which develops and markets environmentally friendly alternative solutions for treating pre and post harvest fruits and vegetables, announced today that it has completed registration with the United States Environmental Protection Agency (the “EPA”) for its SpuDefender™ product to be used as a post harvest sprout inhibitor for potatoes. The Company intends to start commercializing SpuDefender™ later this year. The Company will focus on selling the product to control sprout growth on stored potatoes as well as on potatoes in packing houses, before being distributed to consumers.

Mr. Youval Saly, CEO, remarked, "We are extremely pleased to have EPA approval for SpuDefender™ as it allows us to start selling the product in the United States. We believe that this approval enable us to offer the American consumer with an environmentally friendly, non-residue solution for clean potatoes. SpuDefender™ brings us one step ahead with our sales efforts across the United States”. Mr. Saly continued “There is a growing demand for effective, environmentally-friendly solution to treat fruits and vegetables which we believe Pimi can fill.”

About  Pimi Agro Cleantech, Inc.

Pimi was established in 2004 and has been focusing since on the development, marketing and selling of alternative environmentally friendly solutions for pre and post harvest treatments for a wide range of tubers, fruits and vegetables. The Company and its Co-Founder, Mr. Nimrod Ben Yehuda, have invested many years of research in developing these eco-friendly solutions based on the Company’s technology platform which is comprised of a unique and worldwide patented formulation of Stabilized Hydrogen Peroxide (“STHP”). Additionally, the Company has developed a controlled distribution system to apply its solution while maintaining humidity at the highest required levels in storage rooms utilizing advanced technology to create micro droplets, in accordance with a special working protocol developed by the Company.

The Company’s products include SpuDefenderTM, CitrusGuardTM, SweetGuardTM and StorGuardTM. Together, these products focus on the treatment of some of the world’s largest stored crops, such as potatoes, which is the second largest stored crop world-wide (after grains) and Citrus. The Company’s products suppress sprouting activity in stored vegetables; help control storage related diseases caused by fungi, yeasts, molds, viruses and bacteria; improve the quality and extend the shelf-life of fruits and vegetables and disinfect seed in preparation for future plantings.

The Company is always seeking to expend its portfolio of products with more environmental friendly solutions for the agro and food industry.

To learn more about the Company please visit http://www.pimiagro.com

The Company Forward-looking Statement

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

Contacts:

Youval Saly, CEO
Tel:   +011-972-544-6569978
Email: youval@pimiagro.com